American Dairy Announces Private Placement with Sequoia Capital

Beijing, China and Los Angeles, California, August 12, 2009 – American Dairy, Inc. (NYSE: ADY) (“American Dairy” or the “Company”), one of the leading producers and distributors of premium infant formula, milk powder and soybean, rice and walnut products in China, today announced that it has entered into a definitive agreement with Sequoia Capital pursuant to which the Company has agreed to issue 2.1 million shares of its common stock to Sequoia Capital for an aggregate purchase price of $63.0 million.  The aggregate purchase price includes $47.0 million in cash and the conversion of a $16.0 million bridge loan the Company received from Sequoia Capital on July 29, 2009.

The transaction is expected to close on or around August 27, 2009. Under the terms of the agreement, the Company has agreed to issue additional shares to Sequoia Capital if certain 2009 and 2010 earnings targets are not met, and Sequoia Capital may require a repurchase of its shares in certain circumstances. The Company also agreed that Sequoia Capital may nominate a representative to the Company’s Board of Directors reasonably acceptable to the Company’s Board of Directors.

“We are pleased to enter into a financial partnership with Sequoia Capital, a renowned private investment firm known for assisting high growth companies.  We are also pleased to have Sequoia Capital’s representative join our board of directors,” said Mr. Leng You-Bin, the Chairman and CEO of American Dairy.  “This transaction will allow us to increase our growth capital to fund our long-term strategic plan to achieve leadership position within our industry.”

“We are very excited about becoming a shareholder of American Dairy, and look forward to working with the excellent management team, led by Mr. Leng, to build American Dairy into a leading consumer product company in China,” said Neil Shen, Founding Managing Partner of Sequoia Capital China.

Oppenheimer & Co. Inc. acted as financial advisor to the Company in connection with the transaction.  Please refer to the Company’s Form 8-K for further details regarding the terms and conditions of the transaction.

The securities to be issued in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be sold by Sequoia Capital in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements. The Company has agreed to file a registration statement covering the re-sale of the securities issued in this transaction.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About American Dairy, Inc.
American Dairy, Inc. (NYSE: ADY) is one of the leading producers and distributors of premium infant formula, milk powder, and soybean, rice and walnut products in the People's Republic of China. American Dairy conducts operations in China through its wholly owned subsidiary, Feihe Dairy, and other subsidiaries. Founded in 1962, Feihe Dairy is headquartered in Beijing, China, and has processing and distribution facilities in Kedong, Qiqihaer, Baiquan, Gannan, Longjiang, Shanxi, and Langfang. Using proprietary processing techniques, American Dairy makes products that are specially formulated for particular ages, dietary needs and health concerns. American Dairy has over 200 company-owned milk collection stations, two dairy farms, six production facilities with an aggregate milk powder production capacity of approximately 1,220 tons per day and an extensive distribution network that reaches over 80,000 retail outlets throughout China. For more information about American Dairy, please visit http://www.americandairyinc.com.

About Sequoia Capital
Since 1972, Sequoia Capital, a leading private investment partnership, has provided early stage and growth stage venture capital for very smart founders and executives who have turned great ideas into sustainable companies of enduring value. As the "Entrepreneurs Behind the Entrepreneurs," Sequoia Capital's Partners have worked with accomplished innovators and operators who built great franchises such as Agile Software, Apple Computer, Aruba Wireless Networks, Cisco Systems, Flextronics, Google, Informix, Isilon Systems, Linear Technology, LSI Logic, Microchip, NetScaler, NetScreen, Network Appliance, nVidia, Oracle, PayPal, Pixelworks, Yahoo!, YouTube, Aruba Networks and Netezza. To learn more about Sequoia Capital visit www.sequoiacap.com.

Cautionary Note Regarding Forward-Looking Statements
This document contains forward-looking information about the Company’s operating results and business prospects that involve substantial risks and uncertainties.  Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about the Company’s plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words “may,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “could,” “would,” and similar expressions.  Because these forward-looking statements are subject to a number of risks and uncertainties, the Company’s actual results could differ materially from those expressed or implied by these forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2008, quarterly report on Form 10-Q for its first quarter in 2009, and in current reports on Form 8-K filed with the United States Securities and Exchange Commission and available at www.sec.gov.  The Company assumes no obligation to update any such forward-looking statements.

CONTACT
Integrated Corporate Relations, Inc.
In the United States: Ashley Ammon: 1-203-682-8200
In China: Wei-Jung Yang: 86-10-6599-7968